Exhibit 99.1


   Angelica Announces Third Quarter Improvements in Gross Margin and Earnings

  Third Quarter Gross Margin Increases to 16.1% and Earnings per Share to $0.28



    ST. LOUIS--(BUSINESS WIRE)--Dec. 5, 2006--Angelica Corporation (NYSE: AGL), a leading provider of healthcare linen management services, today announced third quarter and first nine months fiscal year 2006 financial results for the period ended October 28, 2006. Third quarter fiscal 2006 gross margin increased to 16.1% compared with 14.4% gross margin reported in second quarter fiscal 2006 and 12.8% in third quarter fiscal 2005 helping drive up earnings per share from continuing operations (EPS) to $0.28 in third quarter fiscal 2006 from $0.09 in third quarter fiscal 2005.

    Third Quarter Ended October 28, 2006

    Revenues for the third quarter fiscal 2006 were $107.8 million, a 0.2% increase from $107.6 million in third quarter fiscal 2005. Organic growth excluding acquisitions and divestitures contributed $3.8 million, representing a 4.2% organic growth rate. Acquisitions made in fiscal 2005 contributed another $1.1 million of the increase. These increases were offset by the sale of non-healthcare accounts representing $4.7 million in revenue. Of the organic growth rate, pricing represented 3.2 percentage points and volume represented 1.0 percentage point. Total healthcare revenues in third quarter fiscal 2006 were $104.3 million, a 5.0% increase from $99.3 million in third quarter 2005.

    Gross profit for the third quarter fiscal 2006 was $17.3 million, a 25.8% increase from $13.8 million in the third quarter of fiscal 2005. Gross margin for the third quarter fiscal 2006 increased to 16.1% from 12.8% in the same period last year. The improvement in gross margin reflects lower delivery and linen costs per pound and flat production expense per pound year to year while revenues per pound increased, resulting in expenses being lower as a percentage of sales.

    Selling, general and administrative (SG&A) expenses in the third quarter fiscal 2006 were $13.4 million, compared to $10.8 million in third quarter fiscal 2005. The $2.6 million increase primarily reflects higher accruals of bonus, bad debt and sales tax of $0.9 million, the prior year reversal of $0.7 million of long term unvested incentive compensation, operations process improvement (OPI) consulting fees of $0.4 million, higher travel costs of $0.3 million related to the OPI implementation and increased sales initiatives and $0.2 million of expenses associated with the Board of Director's Special Committee.

    Other operating income for the third quarter fiscal 2006 was $2.4 million, a $2.2 million increase from $0.2 million recorded in the third quarter fiscal 2005. Third quarter fiscal 2006 other operating income includes a gain on the sale of real estate and a settlement we received in connection with the Vallejo service center eminent domain proceeding totaling $2.4 million. Third quarter fiscal 2005 other operating income was primarily from the sale of non-healthcare business. Interest expense for the third quarter fiscal 2006 was $2.5 million compared to $2.0 million in the third quarter fiscal 2005 due to higher interest rates.

    Income from continuing operations was $2.6 million, or $0.28 per diluted share, in third quarter fiscal 2006 compared with $0.8 million, or $0.09 per diluted share, in third quarter fiscal 2005.

    First Nine Months Ended October 28, 2006

    For the first nine months of fiscal 2006 ended October 28, 2006, revenues were $320.1 million, a 2.2% increase from $313.3 million in the first nine months of fiscal 2005. Organic growth from net new business and price increases contributed $10.1 million of revenue, representing a 3.7% organic growth rate. Acquisitions made in fiscal 2005 contributed another $10.6 million of the increase. The sale of non-healthcare customer accounts in fiscal 2005 and 2006 representing $13.9 million in revenue offset the revenue gains. Of the organic growth rate, pricing represented 3.0 percentage points and volume represented 0.7 percentage points. Total healthcare revenues in the first nine months of fiscal 2006 were $309.0 million, up 7.7% from $286.8 million in the first nine months of fiscal 2005.

    Gross profit for the first nine months of fiscal 2006 was $47.2 million, a 9.8% increase from $42.9 million in the first nine months of fiscal 2005. Gross margin for the nine month period in fiscal 2006 increased to 14.7% from 13.7% in the same period last year, as higher revenue levels more than offset increases in production expense driven by higher energy and payroll costs.

    SG&A expenses in the first nine months of fiscal 2006 were $41.2 million, compared to $36.1 million recorded in the first nine months of fiscal 2005. The increase was primarily a result of a $2.5 million increase in bonus and bad debt accruals, $2.1 million for operations process improvement and financial consulting fees, $0.8 million in fees related to the Board of Director's Special Committee, and the prior year reversal of $0.7 million of long term unvested incentive compensation. Fiscal 2005 also included $0.8 million in fees related to a review of financing alternatives and changes in senior management.

    We recorded $3.2 million of amortization expense in the first nine months of fiscal 2006, a $0.3 million increase versus the same period last year related to acquisitions made in fiscal 2005. Other operating income for the first nine months of fiscal 2006 was $2.9 million, reflecting gains from the sale of real estate and a settlement received relating to the Vallejo service center eminent domain proceeding. The $0.8 million in other operating income recorded in the first nine months of fiscal 2005 was primarily from the divestiture of non-healthcare business. Interest expense for the first nine months of fiscal 2006 was $7.1 million compared to $5.0 million in the first nine months of fiscal 2005 due to higher interest rates and higher average borrowings.

    Income from continuing operations for the first nine months of fiscal 2006 was $0.4 million, or $0.04 per diluted share, compared to $1.2 million, or $0.13 per diluted share in the first nine months of fiscal 2005.

    Commenting on the results, Steve O'Hara, chairman, president and chief executive officer, stated, "As expected, our heightened focus on providing delightful customer service and our operations process improvement initiative continue to yield better gross margins sequentially and versus a year ago. Lower hospital census counts over the holidays and higher winter energy costs are expected to prevent fourth quarter sequential gross margin improvement, but we continue to expect fourth quarter fiscal 2006 gross margin to be significantly higher than fourth quarter fiscal 2005. Moreover, we continue to expect fourth quarter fiscal 2006 earnings to be significantly higher than fourth quarter fiscal 2005 earnings, allowing full year fiscal 2006 net income to exceed total fiscal 2005 net income.

    "Looking forward, we expect continued improvement in fiscal 2007 as we move towards our fiscal 2008 targets of 20% gross margin and of SG&A under 11%." He continued, "Specifically, we expect net revenues in fiscal 2007 to increase by approximately 5% excluding any acquisitions. This reflects continued improvement of our organic growth rate to the 7% to 10% goal, offset by our recent termination of a $10 million customer contract when negotiations to improve profitability were unsuccessful. We expect to continue year over year gross margin improvement and resume sequential gross margin growth in the first quarter of fiscal 2007, yielding a significant increase in total year earnings before interest and taxes, net income and earnings per share."

    Angelica Corporation, traded on the New York Stock Exchange under the symbol AGL, is a leading provider of textile rental and linen management services to the U.S. healthcare market. More information about Angelica is available on its website, www.angelica.com.

    Forward-Looking Statements

    Any forward-looking statements made in this document reflect the Company's current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. These potential risks and uncertainties include, but are not limited to, competitive and general economic conditions, the ability to retain current customers and to add new customers in competitive market environments, competitive pricing in the marketplace, delays in the shipment of orders, availability of labor at appropriate rates, availability and cost of energy and water supplies, the cost of workers' compensation and healthcare benefits, the ability to attract and retain key personnel, the ability of the Company to recover its seller note and avoid future lease obligations as part of its sale of its former Life Uniform division, the ability of the Company to execute its operations strategies , unusual or unexpected cash needs for operations or capital transactions, the effectiveness of the Company's initiatives to reduce key operating costs as a percent of revenues, the ability to obtain financing in required amounts and at appropriate rates and terms, the ability to identify, negotiate, fund, consummate and integrate acquisitions, and other factors which may be identified in the Company's filings with the Securities and Exchange Commission.




Unaudited results for third quarter and nine months ended October 28, 2006 compared with same period ended October 29, 2005 (dollars in thousands, except per share amounts):


                Third Quarter Ended         Nine Months Ended
                 Oct. 28,  Oct. 29,    %    Oct. 28,  Oct. 29,    %
                   2006      2005   Change    2006      2005   Change
                ------------------------------------------------------
Continuing
 Operations:
 Revenues       $107,768  $107,582    0.2% $320,060  $313,281     2.2%
 Cost of
  services       (90,467)  (93,830)  -3.6% (272,893) (270,335)    0.9%
                --------- ---------        --------- ---------
Gross profit      17,301    13,752   25.8%   47,167    42,946     9.8%
 Selling,
  general
  and
  administrative
  expenses       (13,392)  (10,764)  24.4%  (41,237)  (36,105)   14.2%
 Amortization of
  other acquired
  assets          (1,061)   (1,111)  -4.5%   (3,221)   (2,952)    9.1%
 Other operating
  income, net      2,415       210      nm    2,912       840   246.7%
                --------- ---------        --------- ---------
Income from
 operations        5,263     2,087  152.2%    5,621     4,729    18.9%
 Interest
  expense         (2,486)   (2,045)  21.6%   (7,055)   (4,951)   42.5%
 Non-operating
  income, net        185       382  -51.6%      567     1,179   -51.9%
                --------- ---------        --------- ---------
Income (loss)
 from continuing
 operations
 before income
 taxes             2,962       424  598.6%     (867)      957       nm
Income tax
 (provision)
 benefit            (387)      387      nm    1,228       270   354.8%
                --------- ---------        --------- ---------
Income from
 continuing
 operations        2,575       811  217.5%      361     1,227   -70.6%
                --------- ---------        --------- ---------

Discontinued
 Operations:
 Loss from
  discontinued
  operations,
  net of tax
  benefit of $0,
  $708, $0 and
  $800                 -      (838)     nm        -    (1,168)      nm
 Loss on
  disposal of
  discontinued
  operations,
  net of tax
  benefit of $0,
  $243, $0 and
  $243                 -      (354)     nm        -      (354)      nm
                --------- ---------        --------- ---------
 Loss from
  discontinued
  operations           -    (1,192)     nm        -    (1,522)      nm
                --------- ---------        --------- ---------
Net income
 (loss)           $2,575     $(381)     nm     $361     $(295)      nm
                ========= =========        ========= =========

Basic earnings
 (loss) per
 share:
 Income from
  continuing
  operations       $0.28     $0.09  211.1%    $0.04     $0.14   -71.4%
 Loss from
  discontinued
  operations           -     (0.13)     nm        -     (0.17)      nm
                --------- ---------        --------- ---------
Net income
 (loss)            $0.28    $(0.04)     nm    $0.04    $(0.03)      nm
                ========= =========        ========= =========

Diluted earnings
 (loss) per
 share:
 Income from
  continuing
  operations       $0.28     $0.09  211.1%    $0.04     $0.13   -69.2%
 Loss from
  discontinued
  operations           -     (0.13)     nm        -     (0.16)      nm
                --------- ---------        --------- ---------
Net income
 (loss)            $0.28    $(0.04)     nm    $0.04    $(0.03)      nm
                ========= =========        ========= =========





Unaudited condensed balance sheets as of October 28, 2006 and January
 28, 2006 (dollars in thousands):

                                               October 28, January 28,
                                                   2006        2006
                                               ----------- -----------
ASSETS
-----------------------------------------
Current Assets:
 Cash                                            $  5,463    $  4,377
 Receivables, less reserves of $2,089 and
  $994                                             57,569      58,151
 Linens in service                                 49,223      43,785
 Prepaid expenses and other current
  assets                                            2,958       3,602
                                               ----------- -----------
Total Current Assets                              115,213     109,915
Property and Equipment, net                        97,774     106,293
Goodwill                                           49,259      49,259
Other acquired assets                              38,879      42,470
Other Long-Term Assets                             24,944      23,491
                                               ----------- -----------
Total Assets                                     $326,069    $331,428
                                               =========== ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
-----------------------------------------
Current Liabilities:
 Current maturities of long-term debt            $    171    $    319
 Accounts payable                                  33,572      37,229
 Accrued wages and other compensation               8,515       7,037
 Other accrued liabilities                         40,722      36,833
                                               ----------- -----------
    Total Current Liabilities                      82,980      81,418
Long-Term Debt, less current maturities            82,600      85,096
Other Long-Term Liabilities                        15,158      15,366
Shareholders' Equity                              145,331     149,548
                                               ----------- -----------
Total Liabilities and Shareholders'
 Equity                                          $326,069    $331,428
                                               =========== ===========


MULTIMEDIA AVAILABLE:
http://www.businesswire.com/cgi-bin/mmg.cgi?eid=5288489


    CONTACT: Angelica Corporation
             Chief Financial Officer
             Jim Shaffer, 314-854-3800
             or
             Director of Investor Relations
             Colleen Hegarty, 314-854-3800
             www.angelica.com
             or
             Integrated Corporate Relations, Inc.
             Devlin Lander, 203-682-8200